EXHIBIT 99.1

FOR IMMEDIATE RELEASE

January 22, 2008

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Fourth Quarter 2007 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 120-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced earnings of $10.1 million for the quarter ended December 31, 2007, up 13% compared to the same period in 2006 and down 17% compared to the third quarter of 2007 (“linked quarter basis”). In the fourth quarter of 2007, the Company reported fully diluted earnings per share (“EPS”) of $0.79, down 10% compared to $0.87 in the same quarter of 2006, and down 16% on a linked quarter basis. The consensus analyst EPS estimate for the fourth quarter of 2007 for the Company was $0.80 as reported by First Call.

The reported EPS of $0.79 includes merger-related costs and the impact of recent accounting changes, which management has consistently excluded from its annual EPS guidance. The Company incurred in the fourth quarter of 2007 merger-related and other severance costs totaling $0.5 million on a pre-tax basis, the aggregate negative impact of which was $0.02 per fully diluted share on an after-tax basis. In addition, the Company incurred $0.4 million in pre-tax expense associated with SFAS 133 and SFAS 123R, or $0.02 per share on an after-tax basis. Excluding these merger-related and severance costs and changes in accounting treatment, the adjusted (non-GAAP) EPS figure was $0.83.

Highlights For The Quarter Ended December 31, 2007

•

Loans. Average loans increased $109 million, or 3%, between the third and fourth quarters of 2007. On a period-end basis, total loans were $3.4 billion, an increase of $123 million, or 4%, between September 30, 2007 and December 31, 2007.

•

Deposits. Average deposits increased $48 million, or 1%, between the third and fourth quarters of 2007. Period-end deposits were $3.5 billion, an increase of $35 million, or 1%, between September 30, 2007 and December 31, 2007.

•

Net Interest Income. Average earning asset growth of $67 million, or 2%, combined with a six basis point improvement in the tax equivalent net interest margin (“margin”) to 3.18%, resulted in a $1.2 million, or 4%, increase in tax equivalent net interest income on a linked quarter basis.

•

Capital Strength. The Company completed a $25 million trust preferred securities offering on November 9, 2007 at a rate equal to three-month LIBOR plus 2.64%. At December 31, 2007, the Company reported a tier 1 leverage ratio of 7.42%, up from 6.79% at September 30, 2007.

•

Branches. Total loan balances at the 14 branches opened since August 2005 under the Company’s branch expansion initiative were $78 million at December 31, 2007, up 15% compared to September 30, 2007. Similarly, aggregate deposit balances in these branches totaled $94 million at December 31, 2007, up 22% compared to September 30, 2007. The net after-tax cost of the branches was $0.05 per diluted share in the fourth quarter of 2007, unchanged compared to the third quarter of 2007.

•

Expense Management. Since April 1, 2007, the Company has reduced staffing by 145 full time equivalent employees. This equated to a run rate savings of approximately $6.2 million in annual compensation costs, or approximately 10.4% of total compensation costs. The Company achieved the targeted run rate savings associated with the Arkansas acquisitions that were completed in the first quarter of 2007.

Developments Previously Disclosed On January 8, 2008

•

Credit Card Receivable Sale. On January 4, 2008, the Company recorded a pre-tax gain of $6.9 million, or $0.32 EPS, on the sale of $30.4 million in credit card receivables (22.7% premium), consistent with past practices at Pulaski. The Company expects an annualized reduction in EPS after the sale of approximately $0.04 annually. The Company anticipates no significant change in its current national credit card market origination operations.

•

Nonperforming Assets (“NPAs”). NPAs were $48.2 million at December 31, 2007, up from $28.0 million at September 30, 2007. The increase in NPAs during the fourth quarter was primarily due to construction-related loans originated by Pulaski in the Northwest Arkansas and Memphis areas. The remainder of the IBERIABANK and Pulaski loan portfolios continued to perform exceptionally well during the fourth quarter of 2007.

•

Loan Loss Provision. A loan loss provision of $3.6 million in the fourth quarter of 2007 increased the ratio of loan loss reserves to total loans from 1.08% at September 30, 2007, to 1.12% at December 31, 2007.

•

Sale of Investment Securities. The Company sold $47.8 million in investment securities during the fourth quarter of 2007, resulting in a pre-tax gain of $0.6 million. Exclusive of the gain in the fourth quarter of 2007, the Company projects a positive pre-tax impact of $0.2 million over the next 16 months as a result of this action.

The following table provides a non-GAAP reconciliation of net income and fully diluted earnings per share adjusting for the merger-related and other severance costs that were incurred in the most recent four quarters and the financial impact of recent accounting changes. Management believes this non-GAAP table provides a useful measure of operating earnings trends.

Non-GAAP Pro Forma Net Income And EPS	1Q 2007	2Q 2007	3Q 2007	4Q 2007
(After-tax; Dollars in thousands)
Net Income As Reported	$9,155	$10,027	$12,061	$10,067
Add: Merger-related And Severance Costs	873	1,930	151	289
Add: Impact of FAS 123R and 133	193	117	312	265

Net Income – Guidance Basis	$10,221	$12,074	$12,524	$10,621

(After-tax; Per share basis)
Fully Diluted EPS As Reported	$0.76	$0.78	$0.94	$0.79
Add: Merger-related And Severance Costs	0.06	0.14	0.01	0.02
Add: Impact of FAS 123R and 133	0.02	0.01	0.02	0.02

EPS – Guidance Basis	$0.84	$0.93	$0.98	$0.83

Balance Sheet And Yields

Total assets climbed $95 million, or 2%, since September 30, 2007 to $4.9 billion. Shareholders’ equity increased $16 million, or 3%, during this period to $498 million at December 31, 2007.

Period-End Loan Volumes ($ in thousands)

Loans	IBERIABANK				Pulaski
	3/31/07	6/30/07	9/30/07	12/31/07	2/1/07	6/30/07	9/30/07	12/31/07	Since Acq.
Commercial	$1,229	$1,306	$1,386	$1,515	$447	$496	$503	$490	10%
Consumer	551	577	587	596	240	231	249	253	5%
Mortgage	491	502	513	511	67	67	68	65	-3%

Total Loans	$2,271	$2,385	$2,487	$2,622	$754	$794	$820	$808	7%
Growth		5%	4%	5%		5%	3%	-1%

Total loans increased $123 million, or 4%, from September 30, 2007 to December 31, 2007. Loan growth at IBERIABANK was partially offset by pay-downs in construction and seasonal agricultural-related credits in the markets served by Pulaski. During the fourth quarter of 2007, commercial loans climbed $115 million, or 6%, consumer loans increased $13 million, or 2%, residential mortgage loans decreased $5 million, or 1%.

As stated in previous releases, during the acquisition due diligence process at Pulaski, issues were identified associated with some builder loans in Pulaski’s markets. The Company continued to pursue the strategy Pulaski commenced in May 2006 to compress the construction portfolio in Northwest Arkansas, Little Rock, and Memphis. The Pulaski construction portfolio totaled $87 million at acquisition in February 2007, and has since declined to $62 million at December 31, 2007, including a $6 million decline within the last 90 days as homes were sold and loans continued to be paid down. The portfolio contains 214 completed houses ($30.4 million), 87 houses less than 100% completed ($17.8 million), 209 lot loans ($8.8 million), and only three development loans ($4.8 million). The average funded amount is $154,172 per loan. At December 31, 2007, Pulaski’s builder construction portfolio accounted for only 7% of Pulaski’s loan portfolio and less than 2% of the total loan portfolio at the consolidated entity.

The builder construction loan portfolio in Northwest Arkansas and Memphis exhibited further credit deterioration during the fourth quarter of 2007 as a result of slow housing conditions. As a result of these conditions, the Company placed 31% of Pulaski’s builder loans on nonaccrual status and significantly reduced the estimated appraised values associated with this portfolio. The Company provided additional reserves during the quarter to account for the potential credit risk associated with these loans. The Company believes the combination of reserves and established impairments are adequate to account for the current risk associated with the residential construction loan portfolio.

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the Pulaski builder portfolio, is comprised of credits primarily in the Company’s banking markets. The average loan size in this portfolio is $405,000. Approximately 56% of the CRE portfolio is based in southern Louisiana and 21% in northern Louisiana. Given the favorable economic conditions in this area, only 0.84% of the CRE portfolio is considered nonperforming. The latest statistics from the U.S. Department of Labor’s Bureau of Labor Statistics (“BLS”) provide supporting evidence of this view. According to the BLS statistics, of the 369 Metropolitan Statistical Areas (“MSAs”) nationwide, the Lafayette MSA reported the sixth lowest level of unemployment and four other southern Louisiana MSAs ranked in the most favorable 10% of nationwide MSAs. Elevated energy prices provide support to many of the local economies in southern Louisiana.

At December 31, 2007, approximately 70% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this figure to 59%. Approximately 82% of the Company’s time deposit base reprices within the next 12 months. The Company’s interest rate risk modeling at December 31, 2007 indicates the Company is slightly liability sensitive. A 100 basis point instantaneous and parallel upward shift in interest rates would be estimated to decrease net interest income over 12 months by approximately 0.8%. Similarly, a 100 basis point decrease in interest rates would be expected to increase net interest income by approximately 2.0%. The influence of using forward curves at December 31, 2007 as the basis for projecting the interest rate environment would have approximately a 3.0% favorable impact on net interest income compared to the scenario of no change in interest rates.

On a linked quarter basis, the yield on average total loans decreased 10 basis points to 6.87%. On this basis, the yield on commercial loans decreased 18 basis points during the fourth quarter of 2007, while mortgage and consumer loan yields remained essentially stable.

The investment portfolio volume decreased $40 million, or 5%, to $805 million at December 31, 2007. The investment portfolio equated to 16% of total assets at December 31, 2007, compared to 18% at September 30, 2007. The Company’s investment portfolio duration lengthened slightly during the quarter. At December 31, 2007, the portfolio had a modified duration of 3.1 years, compared to 2.9 years at September 30, 2007. The Company’s investment portfolio has very limited extension risk. Based on current projected speeds and other assumptions, the portfolio is expected to generate approximately $200 million in cash flows, or about 25% of the portfolio, over the next 12 months. The portfolio had an unrealized gain of approximately $9 million at December 31, 2007, compared to an unrealized loss of $2 million at September 30, 2007. The average yield on investment securities decreased two basis points on a linked quarter basis, to 5.29% in the fourth quarter of 2007. The Company holds in its investment portfolio agency and municipal securities. The Company holds no equity securities, corporate bonds, trust preferred securities, collateralized debt obligations (“CDOs”), collateralized loan obligations (“CLOs”), hedge fund investments, or structured investment vehicles (“SIVs”) in its investment portfolio.

Recent financial media attention has focused on downgrades in mortgage-related investments possessing significant amounts of collateral that is considered “sub-prime” (higher credit risk), “Alt-A” (low documentation), and/or “second lien” by the large rating agencies. At December 31, 2007, the Company had no investment instruments containing material amounts of these types of collateral. The Company considers its mortgage origination business exposure to the sub-prime and Alt-A segments as extremely low. Consistent with seasonal patterns, the Company originated $212 million in mortgage loans during the fourth quarter of 2007, down 15% compared to the third quarter of 2007. Approximately 0.2% of the Company’s production was considered sub-prime, 3.5% was designated Alt-A, and 1.2% of originations were “jumbo” mortgages. Loan refinancing accounted for approximately 27% of mortgage loan originations in the fourth quarter of 2007, compared to 21% in the third quarter of 2007. The Company sold $208 million in mortgage loans to investors during this period, down 18% compared to $254 million in third quarter of 2007.

Period-End Deposit Volumes ($ in thousands)

Deposits	IBERIABANK				Pulaski
	3/31/07	6/30/07	9/30/07	12/31/07	2/1/07	6/30/07	9/30/07	12/31/07	Since Acq.
Noninterest	$355	$357	$361	$365	$96	$101	$98	$103	8%
NOW Accounts	657	639	642	643	193	195	177	185	-4%
Savings/MMkt	594	590	606	598	176	183	177	168	-5%
Time Deposits	853	832	874	895	539	529	515	528	-2%

Total Deposits	$2,458	$2,417	$2,483	$2,501	$1,005	$1,009	$967	$984	-2%
Growth		-2%	3%	1%		0%	-4%	2%

Total deposits at December 31, 2007 increased $35 million, or 1%, compared to September 30, 2007. During the fourth quarter, deposits at IBERIABANK increased $13 million, or 1% between September 30, 2007 and December 31, 2007, while at Pulaski deposits increased $16 million, or 2%. The Company’s noninterest bearing deposits increased $9 million and interest bearing deposits increased $27 million, or 1%. The cost of interest bearing deposits in the fourth quarter of 2007 was 3.52%, a decrease of nine basis points on a linked quarter basis. The cost of total interest bearing liabilities decreased 12 basis points during this period as the cost of short-term borrowings decreased 47 basis points and long-term borrowing costs declined three basis points. The Company issued $25 million of trust preferred securities on November 9, 2007 at a rate of three-month LIBOR plus 2.64%. The estimated marginal impact of the issuance of these securities was a one basis point increase in the cost of interest bearing liabilities and a one basis point reduction in the margin in the fourth quarter of 2007.

Operating Results

Tax-equivalent net interest income increased $1.2 million, or 4% on a linked quarter basis, driven by average earning asset growth of $67 million, or 2%, and an improvement in the margin. On a linked quarter basis, a four basis point decrease in earning asset yield was more than offset by an 12 basis point decline in the cost of interest bearing liabilities. On a linked quarter average balance basis, growth in average commercial and consumer loans of $80 million and $20 million, respectively, was partially offset by reduced average investment securities ($17 million) and mortgage loans held for sale ($28 million). Average noninterest and interest bearing deposits climbed $11 million and $3 million, respectively, during the quarter. The Company’s net interest spread improved seven basis points and the margin increased six basis points on a linked quarter basis. The Company’s margin was 3.18% in the fourth quarter of 2007 and 3.15% in the month of December 2007. Interest reversals on the additional nonperforming assets during the fourth quarter negatively impacted pre-tax net interest income by $0.3 million. Excluding the interest reversal on the additional NPAs, the adjusted margin figures were 3.20% in the fourth quarter and 3.23% in the month of December.

Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					IBERIABANK Corporation
	4Q06	1Q07	2Q07	3Q07	4Q07	4Q06	1Q07	2Q07	3Q07	4Q07
Earning Asset Yield	6.20%	6.35%	6.40%	6.50%	6.45%	6.20%	6.42%	6.52%	6.60%	6.56%
Cost Of Int-Bearing Liabs	3.39%	3.49%	3.55%	3.63%	3.52%	3.48%	3.72%	3.83%	3.89%	3.77%

Net Interest Spread	2.81%	2.86%	2.86%	2.87%	2.94%	2.72%	2.70%	2.69%	2.72%	2.79%
Net Interest Margin	3.33%	3.37%	3.35%	3.37%	3.43%	3.20%	3.13%	3.09%	3.12%	3.18%

Noninterest income in the fourth quarter of 2007 remained stable on a linked quarter basis. Gains on the sale of mortgage loans totaled $4.3 million, down $0.5 million, or 11%, on a linked quarter basis as mortgage loans sold into the secondary market decreased by 18% while sales spreads improved. The Company’s mortgage origination business was unseasonably brisk near the end of the fourth quarter and in January 2008. Title insurance revenues totaled $4.4 million during the quarter, a decrease of $0.6 million, or 11% on a linked quarter basis as stronger commercial-related orders only partially offset seasonally slow residential orders. Brokerage commissions totaled $1.5 million in the fourth quarter, up $0.3 million, or 20%, on a linked quarter basis. Service charges on deposit accounts and security gains each increased $0.3 million on a linked quarter basis. The Company recorded $0.6 million in security gains associated with the investment security transactions disclosed in the previous press release. During the fourth quarter of 2007, the Company recorded an impairment charge of $0.3 million associated with the loss of the credit enhancement provided by a monoline insurer of a municipal bond held by the Company.

Noninterest expense decreased $0.3 million, or 1%, on a linked quarter basis, as a result of a few offsetting factors. First, salary and benefit costs declined $0.6 million, or 3%, as a result of lower mortgage-related commissions, salaries from reduced staffing, and bonus accruals. Consistent with shareholder focus, the executive management team of the Company received no bonus payments for 2007 performance. Second, the Company incurred $0.2 million greater occupancy and equipment costs on a linked quarter basis due to the accumulated cost of new facilities and improvements. Third, the Company’s computer service cost increased $0.4 million during the fourth quarter due primarily to merger related costs. In aggregate, other noninterest expenses were relatively unchanged on a linked quarter basis. The Company has achieved the targeted salary and benefits expense savings associated with the Arkansas acquisitions.

Net income in the fourth quarter of 2007 totaled $10.1 million, down 17% from $12.1 million on a linked quarter basis, and up 13% compared to one year ago. Return on average assets (“ROA”) was 0.83% for the fourth quarter of 2007. Return on average equity (“ROE”) was 8.13%, and return on average tangible equity was 17.41%. The primary reason for the decline in earnings on a linked quarter basis were the previously disclosed additional charge-offs and loan loss reserve addition associated with Pulaski’s builder construction loans.

Asset Quality

The Company experienced continued strength in credit quality statistics at the legacy IBERIABANK franchise and market-driven deterioration in the acquired builder construction portfolio at the Pulaski franchise, primarily in Northwest Arkansas and the Memphis area.

Summary Asset Quality Statistics

($thousands)	IBERIABANK		Pulaski		IBERIABANK Corp.
	3Q07	4Q07	3Q07	4Q07	3Q07	4Q07
Nonaccruals	$2,994	$3,545	$13,197	$32,562	$16,191	$36,107
OREO & Foreclosed	1,936	1,688	4,796	7,726	6,733	9,413
90+ Days Past Due	1,067	1,684	4,047	971	5,113	2,655

Nonperforming Assets	$5,997	$6,917	$22,040	$41,259	$28,037	$48,175

NPAs/Assets	0.17%	0.19%	1.61%	3.14%	0.58%	0.98%
NPAs/(Loans + OREO)	0.24%	0.26%	2.67%	5.06%	0.85%	1.40%
LLR/Loans	0.95%	0.93%	1.47%	1.72%	1.08%	1.12%
Net Charge-Offs/Loans	0.04%	0.12%	0.09%	0.14%	0.05%	0.12%

The Company reported net charge-offs totaling $1.0 million, up $0.6 million on a linked quarter basis. The ratio of net charge-offs to average loans was 0.12% in the fourth quarter of 2007, compared to 0.05% in the third quarter of 2007. The Company reported a $3.6 million loan loss provision in the fourth quarter of 2007, up from a negative provision of $1.7 million in the third quarter of 2007. In each of these quarters, $1.4 million in loan loss provision was associated with favorable loan growth during those respective periods. The Company incurred $1.2 million in loan loss provision in the fourth quarter of 2007 associated with the previously disclosed credit concerns. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio.

NPAs amounted to $48 million at December 31, 2007, or 0.98% of total assets, up $20 million, or 72%, compared to $28 million, or 0.58% of total assets, at September 30, 2007. Pulaski accounted for 86% of the NPAs at December 31, 2007. Loans past due 30 days or more (including nonaccruing loans) represented 1.66% of total loans at December 31, 2007, compared to 1.10% of total loans at September 30, 2007.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	12/31/06	3/31/07	6/30/07	9/30/07	12/31/07
IBERIABANK
30+ Days Past Due	0.25%	0.50%	0.32%	0.29%	0.45%
Non-accrual	0.12%	0.14%	0.11%	0.12%	0.14%

Total Past Due	0.37%	0.64%	0.42%	0.41%	0.58%
Pulaski
30+ Days Past Due	—	1.07%	1.54%	1.51%	1.08%
Non-accrual	—	1.63%	1.48%	1.53%	3.85%

Total Past Due	—	2.70%	3.02%	3.04%	4.93%
Consolidated
30+ Days Past Due	0.25%	0.64%	0.62%	0.62%	0.61%
Non-accrual	0.12%	0.51%	0.45%	0.49%	1.05%

Total Past Due	0.37%	1.15%	1.07%	1.10%	1.66%

At December 31, 2007, the allowance for loan losses was 1.12%, compared to 1.08% at September 30, 2007. Loan loss reserve coverage of nonperforming loans and nonperforming assets at December 31, 2007 were 1.0 and 0.8 times, respectively, compared to 1.7 and 1.3 times, respectively, at September 30, 2007.

Capital Position

Average shareholders’ equity increased $15 million on a linked quarter basis. At December 31, 2007, shareholders’ equity was $498 million, an increase of $16 million, or 3%, compared to September 30, 2007. The Company’s equity-to-assets ratio was 10.13% at December 31, 2007, compared to 10.00% at September 30, 2007. Book value per share and tangible book value per share each increased significantly between September 30, 2007 and December 31, 2007. At December 31, 2007, book value was $38.99, up $1.25 per share, or 3%, compared to September 30, 2007. Similarly, tangible book value per share climbed $1.30, or 7%, over that period to $19.06. Tier 1 leverage ratio was 7.42% at December 31, 2007, up 63 basis points compared to September 30, 2007. Similarly, the total risk-based capital ratio was 10.37% at year-end 2007, up 74 basis points compared to September 30, 2007. The improvement in the regulatory capital ratios was driven by the issuance of $25 million in trust preferred securities on November 9, 2007.

On April 25, 2007, the Board of Directors of the Company authorized a share repurchase program of up to 300,000 shares of the Company’s outstanding common stock, or approximately 2.3% of total shares outstanding. Stock repurchases under this program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. The Company purchased no shares during the fourth quarter of 2007. Approximately 149,000 shares remain to be purchased under the current authorized program.

On December 17, 2007, the Company announced the declaration of a quarterly cash dividend of $0.34 per share, an increase of 6% compared to the same quarter last year. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 3.32%, based on the closing stock price of the Company on January 22, 2007 of $40.92 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 10.7 times the current average consensus analyst estimate of $3.82 per fully diluted EPS for 2008. This price also equates to 1.05 times December 31, 2007 book value per share of $38.99.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 150 combined offices, including 81 bank branch offices in Louisiana, Arkansas, and Tennessee, 30 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 39 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $523 million.

The following eleven investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	FTN Midwest Securities Corp.

•	Howe Barnes Hoefer & Arnett, Inc.

•	Janney Montgomery Scott

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stanford Group Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, January 23, 2008, beginning at 9:00 a.m. Central Time by dialing 1-800-288-8961. The confirmation code for the call is 904242. A replay of the call will be available until midnight Central Time on January 30, 2008 by dialing 1-800-475-6701. The confirmation code for the replay is 904242. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2007	2006	% Change	2007	% Change
Income Data (in thousands):
Net Interest Income	$33,292	$22,421	48%	$32,073	4%
Net Interest Income (TE) (1)	34,497	23,390	47%	33,286	4%
Net Income	10,067	8,915	13%	12,061	(17)%

Per Share Data:
Net Income - Basic	$0.81	$0.93	(12)%	$0.97	(17)%
Net Income - Diluted	0.79	0.87	(10)%	0.94	(16)%

Book Value	38.99	31.07	26%	37.74	3%
Tangible Book Value (2)	19.06	21.43	(11)%	17.76	7%
Cash Dividends	0.34	0.32	6%	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	12,396,254	9,618,665	29%	12,394,860	0%
Diluted Shares (Average)	12,770,940	10,214,019	25%	12,789,353	(0)%
Book Value Shares (Period End) (3)	12,774,168	10,286,431	24%	12,770,460	0%

Key Ratios: (4)
Return on Average Assets	0.83%	1.12%		1.01%
Return on Average Equity	8.13%	11.86%		10.03%
Return on Average Tangible Equity (2)	17.41%	18.15%		22.17%
Net Interest Margin (TE) (1)	3.18%	3.20%		3.12%
Efficiency Ratio	67.7%	70.0%		69.7%
Tangible Efficiency Ratio (TE) (1) (2)	64.8%	66.0%		66.7%
Average Loans to Average Deposits	96.2%	91.6%		94.4%
Nonperforming Assets to Total Assets (5)	0.98%	0.16%		0.58%
Allowance for Loan Losses to Loans	1.12%	1.34%		1.08%
Net Charge-offs to Average Loans	0.12%	0.02%		0.05%
Average Equity to Average Total Assets	10.17%	9.47%		10.04%
Tier 1 Leverage Ratio	7.42%	9.01%		6.79%
Dividend Payout Ratio	43.1%	36.9%		36.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)

	December 31,			September 30, 2007
	2007	2006	% Change
ASSETS
Cash and Due From Banks	$93,263	$51,078	82.6%	$76,917
Interest-bearing Deposits in Banks	29,842	33,827	(11.8)%	15,086

Total Cash and Equivalents	123,105	84,905	45.0%	92,003
Investment Securities Available for Sale	745,383	558,832	33.4%	784,433
Investment Securities Held to Maturity	59,494	22,520	164.2%	60,829

Total Investment Securities	804,877	581,352	38.4%	845,262
Mortgage Loans Held for Sale	57,695	54,273	6.3%	63,392
Loans, Net of Unearned Income	3,430,039	2,234,002	53.5%	3,306,834
Allowance for Loan Losses	(38,285)	(29,922)	27.9%	(35,713)

Loans, net	3,391,754	2,204,080	53.9%	3,271,121
Premises and Equipment	122,452	71,007	72.5%	125,857
Goodwill and Other Intangibles	254,627	99,070	157.0%	255,179
Mortgage Servicing Rights	19	42	(55.4)%	22
Other Assets	162,429	108,307	50.0%	168,708

Total Assets	$4,916,958	$3,203,036	53.5%	$4,821,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$468,001	$354,961	31.8%	$459,200
Interest-bearing Deposits	3,016,827	2,067,621	45.9%	2,990,197

Total Deposits	3,484,828	2,422,582	43.8%	3,449,397
Short-term Borrowings	300,450	100,000	200.5%	339,799
Securities Sold Under Agreements to Repurchase	135,696	102,605	32.3%	118,283
Long-term Debt	457,624	236,997	93.1%	391,746
Other Liabilities	40,301	21,301	89.2%	40,334

Total Liabilities	4,418,899	2,883,485	53.2%	4,339,559
Total Shareholders’ Equity	498,059	319,551	55.9%	481,985

Total Liabilities and Shareholders’ Equity	$4,916,958	$3,203,036	53.5%	$4,821,544

INCOME STATEMENT

	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Interest Income	$69,981	$44,266	58.1%	$262,246	$165,292	58.7%
Interest Expense	36,689	21,845	68.0%	138,727	73,770	88.1%

Net Interest Income	33,292	22,421	48.5%	123,519	91,522	35.0%
(Reversal of) Provision for Loan Losses	3,602	(3,947)	191.3%	1,525	(7,803)	119.5%

Net Interest Income After Provision for Loan Losses	29,690	26,368	12.6%	121,994	99,325	22.8%
Service Charges	5,618	3,498	60.6%	19,964	13,167	51.6%
ATM / Debit Card Fee Income	1,424	913	56.1%	4,934	3,429	43.9%
BOLI Proceeds and Cash Surrender Value Income	755	537	40.6%	3,530	2,085	69.3%
Gain (Loss) on Sale of Loans, net	4,271	(460)	1027.7%	16,744	745	2146.2%
Gain (Loss) on Sale of Investments, net	602	(1,824)	133.0%	1,415	(4,087)	134.6%
Impairment of Investment Securities	(302)	—	—	(302)	—	—
Title Revenue	4,363	—	—	17,293	—	—
Broker Commissions	1,541	1,261	22.2%	5,487	4,054	35.3%
Other Noninterest Income	2,019	726	178.0%	7,529	4,057	85.6%

Total Noninterest Income	20,291	4,651	336.3%	76,594	23,450	226.6%
Salaries and Employee Benefits	19,851	9,536	108.2%	79,672	40,023	99.1%
Occupancy and Equipment	5,504	2,400	129.3%	20,035	9,445	112.1%
Amortization of Acquisition Intangibles	493	269	83.2%	2,198	1,118	96.6%
Other Noninterest Expense	10,427	6,755	54.3%	39,123	22,541	73.6%

Total Noninterest Expense	36,275	18,960	91.3%	141,028	73,127	92.9%
Income Before Income Taxes	13,706	12,059	13.7%	57,560	49,648	15.9%
Income Taxes	3,639	3,144	15.7%	16,250	13,953	16.5%

Net Income	$10,067	$8,915	12.9%	$41,310	$35,695	15.7%

Earnings Per Share, diluted	$0.79	$0.87	(9.7)%	$3.27	$3.57	(8.5)%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)

	For The Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
ASSETS
Cash and Due From Banks	$74,595	$71,339	$79,968	$73,422	$49,304
Interest-bearing Deposits in Banks	30,641	29,614	32,324	42,549	18,661
Investment Securities	822,913	829,472	824,705	755,780	608,489
Mortgage Loans Held for Sale	55,429	83,921	89,505	55,726	22,398
Loans, Net of Unearned Income	3,345,799	3,236,412	3,112,725	2,749,118	2,204,048
Allowance for Loan Losses	(35,668)	(37,932)	(38,421)	(34,965)	(33,899)
Other Assets	539,416	537,523	522,970	434,815	279,359

Total Assets	$4,833,125	$4,750,349	$4,623,776	$4,076,445	$3,148,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$454,587	$443,631	$448,652	$409,774	$342,374
Interest-bearing Deposits	3,023,649	2,986,487	2,989,449	2,696,535	2,064,653

Total Deposits	3,478,236	3,430,118	3,438,101	3,106,309	2,407,027
Short-term Borrowings	282,660	337,336	222,110	113,537	77,978
Securities Sold Under Agreements to Repurchase	121,203	117,123	123,116	110,851	98,216
Long-term Debt	417,595	351,484	331,561	297,614	243,573
Other Liabilities	41,961	37,275	33,181	30,099	23,296

Total Liabilities	4,341,655	4,273,336	4,148,069	3,658,410	2,850,090
Total Shareholders’ Equity	491,470	477,013	475,707	418,035	298,270

Total Liabilities and Shareholders’ Equity	$4,833,125	$4,750,349	$4,623,776	$4,076,445	$3,148,360

INCOME STATEMENT

	2007				2006
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest Income	$69,981	$69,349	$65,816	$57,100	$44,266
Interest Expense	36,689	37,276	35,152	29,610	21,845

Net Interest Income	33,292	32,073	30,664	27,490	22,421
(Reversal of) Provision for Loan Losses	3,602	(1,693)	(595)	211	(3,947)

Net Interest Income After Provision for Loan Losses	29,690	33,766	31,259	27,279	26,368
Total Noninterest Income	20,291	20,327	21,811	14,165	4,651
Total Noninterest Expense	36,275	36,526	38,911	29,316	18,960

Income Before Income Taxes	13,706	17,567	14,159	12,128	12,059
Income Taxes	3,639	5,506	4,132	2,973	3,144

Net Income	$10,067	$12,061	$10,027	$9,155	$8,915

Earnings Per Share, basic	$0.81	$0.97	$0.80	$0.79	$0.93

Earnings Per Share, diluted	$0.79	$0.94	$0.78	$0.76	$0.87

Book Value Per Share	$38.99	$37.74	$36.64	$36.65	$31.07

Return on Average Assets	0.83%	1.01%	0.87%	0.91%	1.12%
Return on Average Equity	8.13%	10.03%	8.45%	8.88%	11.86%
Return on Average Tangible Equity	17.41%	22.17%	19.34%	16.67%	18.15%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE

	December 31,			September 30, 2007
	2007	2006	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$515,912	$431,585	19.5%	$520,438
Construction/ Owner Occupied	60,558	45,285	33.7%	61,029

Total Residential Mortgage Loans	576,470	476,870	20.9%	581,467
Commercial Loans:
Real Estate	1,369,882	750,051	82.6%	1,289,416
Business	634,495	461,048	37.6%	599,700

Total Commercial Loans	2,004,377	1,211,099	65.5%	1,889,116
Consumer Loans:
Indirect Automobile	240,860	228,301	5.5%	240,033
Home Equity	424,716	233,885	81.6%	415,341
Automobile	32,134	24,179	32.9%	33,169
Credit Card Loans	58,790	8,829	565.8%	53,706
Other	92,692	50,839	82.3%	94,002

Total Consumer Loans	849,192	546,033	55.5%	836,251

Total Loans Receivable	3,430,039	2,234,002	53.5%	3,306,834

Allowance for Loan Losses	(38,285)	(29,922)		(35,713)

Loans Receivable, Net	$3,391,754	$2,204,080		$3,271,121

ASSET QUALITY DATA

	December 31,			September 30, 2007
	2007	2006	% Change
Nonaccrual Loans	$36,107	$2,701	1236.6%	$16,191
Foreclosed Assets	$25	8	227.1%	26
Other Real Estate Owned	$9,388	2,000	369.5%	6,707
Accruing Loans More Than 90 Days Past Due	$2,655	310	756.6%	5,113

Total Nonperforming Assets	$48,175	$5,019	859.9%	$28,037

Nonperforming Assets to Total Assets	0.98%	0.16%	525.3%	0.58%
Nonperforming Assets to Total Loans and OREO	1.40%	0.22%	524.0%	0.85%
Allowance for Loan Losses to Nonperforming Loans (1)	98.8%	993.7%	(90.1)%	167.6%
Allowance for Loan Losses to Nonperforming Assets	79.5%	596.2%	(86.7)%	127.4%
Allowance for Loan Losses to Total Loans	1.12%	1.34%	(16.7)%	1.08%
Year to Date Charge-offs	$4,706	$2,621	79.5%	$3,062
Year to Date Recoveries	$(2,799)	$(2,264)	23.6%	$(2,184)

Year to Date Net Charge-offs	$1,907	$357	434.6%	$878

Quarter to Date Net Charge-offs	$1,029	$85	1116.0%	$420

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS

	December 31,			September 30, 2007
	2007	2006	% Change
Noninterest-bearing Demand Accounts	$468,001	$354,961	31.8%	$459,200
NOW Accounts	828,099	628,541	31.7%	819,245
Savings and Money Market Accounts	766,429	588,202	30.3%	782,752
Certificates of Deposit	1,422,299	850,878	67.2%	1,388,200

Total Deposits	$3,484,828	$2,422,582	43.8%	$3,449,397

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2007		September 30, 2007		December 31, 2006
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$580,922	5.93%	$571,394	5.93%	$510,751	5.69%
Commercial Loans (TE) (1)	1,923,790	6.80%	1,843,537	6.98%	1,151,288	6.64%
Consumer and Other Loans	841,087	7.67%	821,481	7.66%	542,009	7.34%

Total Loans	3,345,799	6.87%	3,236,412	6.97%	2,204,048	6.58%
Mortgage Loans Held for Sale	55,429	7.60%	83,921	6.08%	22,398	6.46%
Investment Securities (TE) (1)(2)	817,632	5.29%	834,593	5.31%	618,482	4.89%
Other Earning Assets	69,715	5.63%	66,748	5.92%	42,285	4.99%

Total Earning Assets	4,288,575	6.56%	4,221,674	6.60%	2,887,213	6.20%
Allowance for Loan Losses	(35,668)		(37,932)		(33,899)
Nonearning Assets	580,218		566,607		295,046

Total Assets	$4,833,125		$4,750,349		$3,148,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$807,311	2.28%	$824,741	2.59%	$616,664	2.65%
Savings and Money Market Accounts	793,092	2.63%	790,316	2.77%	611,171	2.52%
Certificates of Deposit	1,423,246	4.72%	1,371,430	4.71%	836,818	4.22%

Total Interest-bearing Deposits	3,023,649	3.52%	2,986,487	3.61%	2,064,653	3.25%
Short-term Borrowings	403,863	4.18%	454,459	4.65%	176,194	4.03%
Long-term Debt	417,595	5.20%	351,484	5.23%	243,573	5.04%

Total Interest-bearing Liabilities	3,845,107	3.77%	3,792,430	3.89%	2,484,420	3.48%
Noninterest-bearing Demand Deposits	454,587		443,631		342,374
Noninterest-bearing Liabilities	41,961		37,275		23,296

Total Liabilities	4,341,655		4,273,336		2,850,090
Shareholders’ Equity	491,470		477,013		298,270

Total Liabilities and Shareholders’ Equity	$4,833,125		$4,750,349		$3,148,360

Net Interest Spread	$33,292	2.79%	$32,073	2.72%	$22,421	2.72%
Tax-equivalent Benefit	1,205	0.11%	1,213	0.11%	969	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$34,497	3.18%	$33,286	3.12%	$23,390	3.20%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	December 31, 2007		December 31, 2006
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$565,232	5.87%	$485,642	5.56%
Commercial Loans (TE) (1)	1,760,012	6.88%	1,034,492	6.65%
Consumer and Other Loans	787,748	7.63%	534,475	7.19%

Total Loans	3,112,992	6.88%	2,054,609	6.53%
Mortgage Loans Held for Sale	71,180	6.24%	15,246	6.51%
Investment Securities (TE) (1)(2)	809,884	5.25%	633,270	4.59%
Other Earning Assets	68,357	5.89%	53,268	4.83%

Total Earning Assets	4,062,413	6.53%	2,756,393	6.09%
Allowance for Loan Losses	(36,752)		(36,570)
Nonearning Assets	547,828		288,651

Total Assets	$4,573,489		$3,008,474

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$816,376	2.55%	$623,211	2.48%
Savings and Money Market Accounts	$764,275	2.73%	589,137	2.05%
Certificates of Deposit	$1,344,446	4.66%	803,154	3.81%

Total Interest-bearing Deposits	2,925,097	3.57%	2,015,502	2.88%
Short-term Borrowings	357,743	4.39%	116,165	3.32%
Long-term Debt	349,898	5.21%	243,058	4.77%

Total Interest-bearing Liabilities	3,632,738	3.81%	2,374,725	3.10%
Noninterest-bearing Demand Deposits	439,296		336,190
Noninterest-bearing Liabilities	35,666		20,049

Total Liabilities	4,107,700		2,730,964
Shareholders’ Equity	465,789		277,510

Total Liabilities and Shareholders’ Equity	$4,573,489		$3,008,474

Net Interest Spread	$123,519	2.73%	$91,522	2.99%
Tax-equivalent Benefit	4,746	0.12%	3,544	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$128,265	3.13%	$95,066	3.42%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	12/31/2007	9/30/2007	12/31/2006
Net Interest Income	$33,292	$32,073	$22,421
Effect of Tax Benefit on Interest Income	1,205	1,213	969

Net Interest Income (TE) (1)	34,497	33,286	23,390

Noninterest Income	20,291	20,327	4,651
Effect of Tax Benefit on Noninterest Income	406	370	289

Noninterest Income (TE) (1)	20,697	20,697	4,940

Total Revenues (TE) (1)	$55,194	$53,983	$28,330

Total Noninterest Expense	$36,275	$36,526	$18,960
Less Intangible Amortization Expense	(493)	(496)	(269)

Tangible Operating Expense (2)	$35,782	$36,030	$18,691

Return on Average Equity	8.13%	10.03%	11.86%
Effect of Intangibles (2)	9.28%	12.14%	6.29%

Return on Average Tangible Equity (2)	17.41%	22.17%	18.15%

Efficiency Ratio	67.7%	69.7%	70.0%
Effect of Tax Benefit Related to Tax Exempt Income	(2.0)%	(2.0)%	(3.1)%

Efficiency Ratio (TE) (1)	65.7%	67.7%	66.9%
Effect of Amortization of Intangibles	(0.9)%	(1.0)%	(0.9)%

Tangible Efficiency Ratio (TE) (1) (2)	64.8%	66.7%	66.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.